SE Financial Corp.

                                                           FOR IMMEDIATE RELEASE
                                                        Contact: Marcy C. Panzer
                                                           Chairman of the Board
                                                                  (215) 468-1700

                               SE FINANCIAL CORP.
                          ANNOUNCES THE APPOINTMENT OF
                                  PAMELA M. CYR
                    AS PRESIDENT AND CHIEF EXECUTIVE OFFICER


         Philadelphia, Pennsylvania, March 3, 2005 - Marcy C. Panzer, Chairman of SE Financial Corp. (OTCBB: SEFL) (the "Company"), the holding company for St. Edmond's Federal Savings Bank, (the "Bank") announced today that Ms. Pamela M. Cyr has been named President and Chief Executive Officer of the Company and of the Bank.

         Ms. Cyr joins the Company and the Bank from her position as Executive Vice President and Chief Risk Officer/Chief Financial Officer of Susquehanna Patriot Bank, a post she had held since January 2004. Prior to that, she was Senior Vice President and Chief Financial Officer of Thistle Group Holdings, Co. and its subsidiary Roxborough-Manayunk Bank until its merger into Citizens Financial Group, Inc. in January 2004. Ms. Cyr is a certified public accountant and also held positions as Controller of Commerce Capital Markets from 1995 to 1998 and Manager in the financial services group at Deloitte & Touche LLP.

         Marcy C. Panzer, Chairman of the Board, commented, "We are excited to have Ms. Cyr join St. Edmond's and SE Financial Corp. Pam is a proven leader with broad-based knowledge of and experience in publicly-traded financial institutions. We are confident that Ms. Cyr possesses the skills and background necessary to take the Company and the Bank to the next level. We believe that her leadership will be a real plus for St. Edmond's, benefitting our customers, shareholders and the communities we serve."

         Joseph Sidebotham, Sr., Executive Vice President, Chief Financial Officer and Controller, will continue to act as the Interim President and Chief Executive Officer of the Company and of the Bank, until Ms. Cyr's effective employment date, which is anticipated to be March 28, 2005.

         SE Financial Corp. is the holding company for St. Edmond's Federal Savings Bank, a federally chartered stock savings institution with its main office in Philadelphia, Pennsylvania and a branch office in Sewell, New Jersey. SE Financial Corp. went public in May 2004 in connection with the mutual-to-stock conversion of the Bank. Its stock is traded on the OTC Bulletin Board under the symbol "SEFL."

         Statements contained in this news release, which are not historical facts, contain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The
Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.